UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(Exact name of registrant as specified in its charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2016 ANNUAL MEETING AND PROXY STATEMENT

Compass Diversified Holdings
Compass Group Diversified Holdings LLC
Notice of Annual Meeting of Shareholders

April 15, 2016

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Wednesday, May 25, 2016 at 9:00 a.m., Eastern Time, at the Delamar Southport, 275 Old Post Road, Southport, Connecticut 06890.

The proxy statement contains important information about the Annual Meeting, the proposals we will consider and how you can vote your shares. The Securities and Exchange Commission has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability, to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders, which we refer to as the Proxy Materials. The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone or online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Your vote is very important to us. We encourage you to promptly vote your shares either by telephone, online or, if you received paper copies of your proxy materials in the mail, by completing, signing, dating and returning the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please submit your proxy regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if for any reason, you are unable to attend.

On behalf of the board of directors and the management of Compass Group Diversified Holdings LLC, I extend our appreciation for your investment in Compass Diversified Holdings. We look forward to seeing you at the Annual Meeting.

Sincerely,

C. Sean Day
Chairman of the Board of Directors

Compass Diversified Holdings
Compass Group Diversified Holdings LLC

April 15, 2016
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Wednesday, May 25, 2016

Compass Diversified Holdings’ 2016 Annual Meeting of Shareholders will be held on Wednesday, May 25, 2016 at 9:00 a.m., Eastern Time, at the Delamar Southport, 275 Old Post Road, Southport, Connecticut 06890, for the following purposes:

•	to elect two directors to the Company’s board of directors, each to serve for a three-year term;

•	to conduct an advisory vote on executive compensation;

•
to vote on a proposal to ratify the selection of Grant Thornton LLP to serve as the independent auditor for Compass Diversified Holdings and Compass Group Diversified Holdings LLC for the fiscal year ending December 31, 2016; and

•	to transact such other business as may properly come before the meeting.

These matters are more fully described in the enclosed proxy statement. The board of directors recommends that you vote FOR the election of the director nominees, FOR the approval of the executive compensation program and FOR the ratification of the independent auditor.

Shareholders of record at the close of business on March 28, 2016 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880. The notice of annual meeting, proxy statement and proxy are first being mailed or provided to shareholders on or about April 15, 2016.

To be sure that your shares are properly represented at the meeting, whether or not you attend, please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope or submit your vote by telephone or online. We must receive your proxy no later than 5:00 p.m., Eastern Time, on May 24, 2016.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

Important Notice Regarding Availability of Proxy Material for the Annual Meeting. Our 2016 proxy statement and annual report for the year ended December 31, 2015 are available free of charge at www.proxyvote.com.
By order of the board of directors.

Sincerely,

Carrie W. Ryan
Secretary

Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the Trust, owns its businesses and investments through Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the Company. Except where the context indicates otherwise, “we,” “us,” and “our” refer to the Company and the Trust. References to “shareholders” refer to shareholders of the Trust.

COMPASS DIVERSIFIED HOLDINGS
COMPASS GROUP DIVERSIFIED HOLDINGS LLC

Sixty One Wilton Road, Second Floor
Westport, Connecticut 06880

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Compass Group Diversified Holdings LLC, which we refer to as the Company, a Delaware limited liability company, for the 2016 Annual Meeting of Shareholders of Compass Diversified Holdings, which we refer to as the Trust, to be held on May 25, 2016 at 9:00 a.m., Eastern Time, at the Delamar Southport, 275 Old Post Road, Southport, Connecticut 06890 and for any adjournments or postponements of the 2016 Annual Meeting of Shareholders. We refer to the 2016 Annual Meeting of Shareholders as the Annual Meeting. The notice of Annual Meeting, proxy statement and proxy are first being mailed or provided to shareholders on or about April 15, 2016.

ATTENDING AND VOTING AT THE ANNUAL MEETING

Broadridge Corporate Issuer Solutions, which we refer to as Broadridge, has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a shareholder of the Trust eligible to attend the Annual Meeting, and to determine whether you may vote in person at the Annual Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual Meeting.

Notice and Access

The Securities and Exchange Commission, which we refer to as the SEC, has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability, to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders, which we refer to as the Proxy Materials. The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 25, 2016:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Check-in Procedure for Attending the Annual Meeting

Shareholders of Record. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

●
Individuals. If you are a shareholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as shareholders of record are in this category.

●	Individuals Representing a Shareholder of Record. If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership:
	●	you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport); AND
	●	either:
		●	a letter from that shareholder of record authorizing you to attend the Annual Meeting on their behalf; OR
		●	we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from the shareholder of record appointing you as proxy.

Beneficial Owners. If your shares are held by a bank or broker (often referred to as “holding in street name”) you should go to the “Beneficial Owners” check-in area at the Annual Meeting. Because you hold in street name, your name does not appear on the share register of the Trust. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

●	Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:
either:
	●	a form of government-issued photo identification (e.g., a driver’s license or passport); AND
	●	a legal proxy that you have obtained from your bank or broker; OR
	●	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Trust.
●	Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:
	●	a letter from the beneficial owner authorizing you to represent its shares at the Annual Meeting; AND
	●	the identification and documentation specified above for individual beneficial owners.

Voting in Person at the Annual Meeting

Shareholders of Record. Shareholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below:

•
Individuals. You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.

•
Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a shareholder of record, we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

•
Individuals Voting on Behalf of a Legal Entity. If you represent a shareholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive ballots at the check-in table depend on whether you are representing a corporation, trust, partnership or other legal entity.

•	If you represent a corporation, you must:

•
bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote the corporation’s shares on its behalf; OR

•	we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from the corporation appointing you as its proxy.

•
If you represent a trust, partnership or other legal entity, we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity other than a corporation.

Beneficial Owners. If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. Because your name does not appear on the share register of the Trust, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

●	Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.
●	Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it,

●	present the legal proxy at check-in to the inspector of election at the Annual Meeting; AND
●	bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

PURPOSE OF MEETING

As described in more detail in this proxy statement, the Annual Meeting is being held for the following purposes:

•	to elect two directors to the Company’s board of directors, each to serve for a three-year term;

•	to conduct an advisory vote on executive compensation;

•	to vote on a proposal to ratify the selection of Grant Thornton LLP to serve as the independent auditor for the Trust and the Company for the fiscal year ending December 31, 2016; and

•	to transact such other business as may properly come before the meeting.

ATTENDING AND VOTING AT THE ANNUAL MEETING

Broadridge Corporate Issuer Solutions, which we refer to as Broadridge, has been selected as our inspector of election. As part of its responsibilities, Broadridge is required to independently verify that you are a shareholder of the Trust eligible to attend the Annual Meeting, and to determine whether you may vote in person at the Annual Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual Meeting.

Notice and Access

The Securities and Exchange Commission, which we refer to as the SEC, has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability, to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders, which we refer to as the Proxy Materials. The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 25, 2016:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Check-in Procedure for Attending the Annual Meeting

Shareholders of Record. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

●
Individuals. If you are a shareholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport). Trustees who are individuals and named as shareholders of record are in this category.

●	Individuals Representing a Shareholder of Record. If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership:
	●	you must bring to the Annual Meeting a form of government-issued photo identification (e.g., a driver’s license or passport); AND
	●	either:
		●	a letter from that shareholder of record authorizing you to attend the Annual Meeting on their behalf; OR
		●	we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from the shareholder of record appointing you as proxy.

Beneficial Owners. If your shares are held by a bank or broker (often referred to as “holding in street name”) you should go to the “Beneficial Owners” check-in area at the Annual Meeting. Because you hold in street name, your name does not appear on the share register of the Trust. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

●	Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:
either:
	●	a form of government-issued photo identification (e.g., a driver’s license or passport); AND
	●	a legal proxy that you have obtained from your bank or broker; OR
	●	your most recent brokerage account statement or a recent letter from your bank or broker showing that you own shares of the Trust.
●	Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting:
	●	a letter from the beneficial owner authorizing you to represent its shares at the Annual Meeting; AND
	●	the identification and documentation specified above for individual beneficial owners.

Voting in Person at the Annual Meeting

Shareholders of Record. Shareholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below:

•
Individuals. You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.

•
Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a shareholder of record, we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.

•
Individuals Voting on Behalf of a Legal Entity. If you represent a shareholder of record that is a legal entity, you may vote that legal entity’s shares if it authorizes you to do so. The documents you must provide to receive ballots at the check-in table depend on whether you are representing a corporation, trust, partnership or other legal entity.

•	If you represent a corporation, you must:

•
bring to the Annual Meeting a letter or other document from the corporation, on the corporation’s letterhead and signed by an officer of the corporation, that authorizes you to vote the corporation’s shares on its behalf; OR

•	we must have received by 5:00 p.m., Eastern Time, on May 24, 2016 a duly executed proxy card from the corporation appointing you as its proxy.

•	If you represent a trust, partnership or other legal entity, we must have received by 5:00 p.m., Eastern
Time, on May 24, 2016 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity other than a corporation.

Beneficial Owners. If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. Because your name does not appear on the share register of the Trust, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

●	Individuals. As an individual, the legal proxy will have your name on it. You must present the legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.
●	Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it,

●	present the legal proxy at check-in to the inspector of election at the Annual Meeting; AND
●	bring to the Annual Meeting a letter from the person or entity named on the legal proxy that authorizes you to vote its shares at the Annual Meeting.

APPOINTMENT OF PROXY

Shareholders of Record. We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card, which is solicited by the Company’s board of directors, which we refer to as our Board or the Board, and which, when properly completed, signed, dated and returned to us, will ensure that your shares are voted as you direct. We strongly encourage you to return your completed proxy to us regardless of whether you will attend the Annual Meeting to ensure that your vote is represented at the Annual Meeting.

PLEASE RETURN YOUR PROXY CARD TO US IN THE ACCOMPANYING ENVELOPE, OR SUBMIT YOUR VOTE BY TELEPHONE OR ONLINE, NO LATER THAN 5:00 P.M., EASTERN TIME, ON MAY 24, 2016. IF WE DO NOT RECEIVE YOUR PROXY CARD BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The persons named in the proxy card have been designated as proxies by our Board. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card.

Shareholders of record may appoint another person to attend the Annual Meeting and vote on their behalf by crossing out the Board-designated proxies, inserting such other person’s name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the Annual Meeting, the inspector of election will verify such person’s authorization to vote on your behalf by reference to your proxy card. If you would like to appoint a person as proxy other than those designated by our Board, you must do so by using the proxy card, as described above.

If you wish to change your vote, you may do so by revoking your proxy before the Annual Meeting. Please see “APPOINTMENT OF PROXY - Revocation of Proxy” below for more information.

Beneficial Owners. If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. As described above, you may also request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Voting by the Designated Proxies

The persons who are the designated proxies will vote as you direct in your proxy card or voter instruction card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board. Our Board recommends:

●	a vote FOR each of the two nominees for director, each to serve for a three-year term (Proposal 1);
●	a vote FOR the approval of the compensation of our executive officers as disclosed in the proxy statement (Proposal 2); and
●	a vote FOR the proposal to ratify the selection of Grant Thornton LLP as the Trust’s and the Company’s independent auditor for the fiscal year ending December 31, 2016 (Proposal 3).
If any other matter properly comes before the Annual Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual Meeting by:

●	sending us a duly executed written notice of revocation prior to the annual meeting;
●	attending the Annual Meeting and voting in person; OR
●	ensuring that we receive from you, prior to 5:00 p.m., Eastern Time, on May 24, 2016, a new proxy card with a later date, including receipt of a new proxy card submitted online.

Any written notice of revocation must be sent to the attention of Carrie W. Ryan, Secretary, Compass Group Diversified Holdings LLC, Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880 or by facsimile to (203) 221-8253.

APPROVAL OF PROPOSALS AND SOLICITATION

Each shareholder who owned shares of Trust stock on March 28, 2016, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each share of Trust stock. On March 28, 2016, we had 54,300,000 shares of Trust stock issued and outstanding that were held by approximately 29,000 beneficial holders.

Quorum

Under the Amended and Restated Trust Agreement of the Trust, dated April 25, 2006, as amended, which we refer to as the Trust Agreement, the shareholders present in person or by proxy holding a majority of the outstanding shares of Trust stock entitled to vote shall constitute a quorum at a meeting of shareholders of the Trust. Holders of shares of Trust stock are the only shareholders entitled to vote at the Annual Meeting. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Shares of Trust stock that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposals 1 and 2 described in this proxy are non- discretionary items and Proposal 3 described in this proxy is a discretionary item.

If the persons present or represented by proxies at the Annual Meeting do not constitute a majority of the holders of outstanding Trust stock entitled to vote as of the record date, we will postpone the Annual Meeting to a later date.

Approval of Proposals

For the election of directors (Proposal 1), the affirmative vote of at least a plurality of the votes cast on such proposal is required. No shareholders shall be permitted to cumulate votes for the election of directors. The advisory vote on executive compensation (Proposal 2) requires the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Because your votes on Proposal 2 are advisory, they will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. For the approval of the proposal to ratify the selection of Grant Thornton LLP as the independent auditor for the Trust and the Company (Proposal 3), the affirmative vote of at least a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting is required. An abstention will not be counted as a vote cast. With the exception of certain business combinations, as such term is defined in the Trust Agreement, any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting. A broker non-vote would also not be counted as a vote cast.

Brokers non-votes and withheld votes are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and withheld votes shall have no effect on Proposal 1. Proposal 2 and Proposal 3 require the affirmative vote of at least a majority of the outstanding shares present in person or by proxy, and therefore, an abstention is the same as a vote “Against.” A broker non-vote will be treated as not entitled to vote on Proposal 2 and therefore will have no effect on such proposal.

Proposal 3 is a discretionary item. New York Stock Exchange (“NYSE”) member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion and, therefore, there will be no broker non-votes on Proposal 3. Proposals 1 and 2 are non-discretionary items and member brokers may not vote on the proposal without specific voting instructions from beneficial owners, resulting in a broker non-vote.

Under the terms of the Fourth Amended and Restated Operating Agreement of the Company, dated as of January 1, 2012, which we refer to as the LLC Agreement, and the Trust Agreement, with respect to those matters subject to vote by the members of the Company, the Company will act at the direction of the Trust. The Trust Agreement requires the Trust to vote 100% of the limited liability interests of the Company, or the LLC interests, of which it is the sole holder, in the same proportion as the vote of holders of the Trust stock. In this way the voting rights of members of the Company will effectively be exercised by the shareholders of the Trust by proxy. The LLC Agreement provides that the members are entitled, at the annual meeting of members of the Company, to vote for the election of all of the directors other than the director appointed by the Company’s Allocation

Member. At this meeting, Class I directors will be elected in accordance with the LLC Agreement. See “PROPOSAL 1: ELECTION OF DIRECTORS - Board Composition” for a description of Class I directors. The Trust will vote its LLC interests as directed at the Company’s annual members’ meeting promptly following the tabulation of votes cast at this Annual Meeting.

All votes will be tabulated by Broadridge, the proxy tabulator and inspector of election appointed for the Annual Meeting. Broadridge will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. We have also retained Broadridge to distribute copies of these proxy materials to banks, brokers, fiduciaries and custodians, or their agents holding shares in their names on behalf of beneficial owners so that they may forward these proxy materials to our beneficial owners.

We may supplement the original solicitation of proxies by mail with solicitation by telephone, telegram and other means by directors, officers and/or employees of our Manager (as defined in EXECUTIVE COMPENSATION - Compensation Discussion and Analysis). We will not pay any additional compensation to these individuals for any such services.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board Composition

Our Board consists of seven directors, five of whom are the Company’s independent directors. Our Board has the ability to decrease or increase its size to no less than five or up to thirteen directors, respectively. Six of our directors are elected by our shareholders and one director is appointed by the Company's Allocation Member (as defined herein). The Board is divided into three classes serving staggered three year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each annual meeting of shareholders. Messrs. Edwards and Lazarus are Class I members and are up for re-election at this year’s Annual Meeting. Messrs. Bottiglieri and Burns are Class II members and will serve until the 2017 Annual Meeting. Messrs. Day and Ewing are Class III members and will serve until the 2018 Annual Meeting. Pursuant to the LLC Agreement, the Company's Allocation Member has the right to appoint one director to the Board. Mr. Offenberg, our chief executive officer, has been appointed a director by the Allocation Member and is currently serving as the director appointed by the Allocation Member. Any appointed director will not be required to stand for election by the shareholders.

Director Independence

Pursuant to our governing documents, our Board will consist of at least a majority of independent directors at all times. Our Board has reviewed the materiality of any relationship that each of our directors has with the Trust or the Company, either directly or indirectly. Based on this review, the Board has determined that the following directors are “independent directors” as defined by the NYSE: Messrs. Burns, Day, Edwards, Ewing and Lazarus.

Election of Directors

The Class I directors will be elected at the Annual Meeting and will serve a term that expires at our 2019 Annual Meeting. Messrs. Edwards and Lazarus have been nominated for re-election as Class I directors. Each of Mr. Edwards and Mr. Lazarus was nominated by the Board upon the recommendation of the nominating and corporate governance committee.

The following paragraphs describe the business experience and education of Messrs. Edwards and Lazarus.

Harold S. Edwards has served as a director of the Company since April 2006. Mr. Edwards has been the president and chief executive officer of Limoneira Company, a NASDAQ listed company, since November 2003. Previously, Mr. Edwards was the president of Puritan Medical Products, a division of Airgas Inc. Prior to that, Mr. Edwards held management positions with Fisher Scientific International, Inc., Cargill, Inc., Agribrands International and the Ralston Purina Company. Mr. Edwards is currently a member of the boards of directors of Limoneira Company, Calavo Growers, Inc. and Inventure Foods Inc., all NASDAQ listed companies. Mr. Edwards is a graduate of Lewis and Clark College and The Thunderbird School of Global Management.

Mr. Edwards’ experience as a chief executive officer and senior executive across a variety of industries allows him to bring a hands-on management perspective to our Board, particularly in the areas of operations, executive compensation, succession planning and issues confronting a diversified array of companies.

Mark H. Lazarus has served as a director of the Company since April 2006. Mr. Lazarus has been the president and chairman of NBC Universal Sports Group since January 2011. Previously, Mr. Lazarus was a senior sports adviser for Comcast Corporation, a NASDAQ listed company, since December 2010; the president, media and marketing, of CSE, a sports and entertainment company from 2008 through 2010; and the president of Turner Entertainment Group from 2003 through 2008. Prior to that, Mr. Lazarus served in a variety of other roles for Turner Broadcasting and also worked for Backer, Spielvogel, Bates, Inc. and NBC Cable. Mr. Lazarus served on the board of directors of Cincinnati Bell, a NYSE listed company, from 2009 through 2011. Mr. Lazarus is a graduate of Vanderbilt University.

Mr. Lazarus’ extensive experience in the media industry provides the Board with an important perspective in the areas of marketing and use of media by our Company and its subsidiaries. Mr. Lazarus’ management and leadership experience provides the Board with guidance on the skills necessary to lead and properly manage our subsidiaries.

Directors Not Up for Election

The following paragraphs describe the business experience and education of our Class II and III directors and the Allocation Member's appointed director (not standing for re-election).

James J. Bottiglieri has served as a director of the Company since December 2005. Mr. Bottiglieri was the Company's chief financial officer and an executive vice president of the Company's Manager from 2005 to 2013. Previously, Mr. Bottiglieri was the senior vice president/controller of WebMD Corporation. Prior to that, Mr. Bottiglieri was with Star Gas Corporation and a predecessor firm to KPMG LLP. Mr. Bottiglieri also serves on the board of directors of Horizon Technology Finance Corporation, a NASDAQ listed company. Mr. Bottiglieri is a graduate of Pace University.
As the former chief financial officer of the Company, as well as a former director for several of our subsidiary companies, Mr. Bottiglieri brings to our Board an intimate understanding of our business and operations and the business and operations of our subsidiaries. Mr. Bottiglieri provides the Board with Company-specific experience and expertise, in addition to his substantial expertise in accounting, tax and other financial matters.
Gordon M. Burns has served as a director of the Company since May 2008. Mr. Burns has been a private investor since 1998. Previously, he was responsible for investment banking at UBS Securities and before that was a managing director at Salomon Brothers Inc. Mr. Burns served on the board of directors of Aztar Corporation, a NYSE listed company, from 1998 through 2007. Mr. Burns is a graduate of Yale University and the Harvard Business School.
Mr. Burns brings to our Board extensive knowledge of investment and financing activities, having significant experience in such fields. He has also been involved with several public and private companies as they have gone through important transitions, including mergers and acquisitions, divestitures and management succession. Our Board benefits from the insights gleaned from these experiences.

C. Sean Day has served as chairman of the Board since April 2006. Mr. Day has been the president of Seagin International, since 1999, and he was the chairman of our Manager’s predecessor from 1999 to 2006. Previously, Mr. Day was with Navios Corporation and Citicorp Venture Capital. Mr. Day is currently the chairman of the boards of directors of Teekay Corporation; Teekay Offshore GP LLC, the general partner of Teekay Offshore Partners LP and a member of the boards of directors of Teekay GP L.L.C., the general partner of Teekay LNG Partners LP, and Kirby Corporation, all NYSE listed companies. Mr. Day is a graduate of the University of Capetown and Oxford University.

Mr. Day’s experiences as both an operating executive and investor are invaluable to our Board, and enable him to effectively serve as our chairman. Furthermore, Mr. Day’s substantial experience as a director of other companies, both public and private, adds an important dimension to our Board and provides valuable insight on governance practices and risk management. In addition, his leadership experience and knowledge of global investment decisions and related risks provides the Board with an important global perspective.

D. Eugene Ewing has served as a director of the Company since April 2006. Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing is a member of the board of directors of Darling Ingredients, Inc., a NYSE listed company. Mr. Ewing also serves on the boards of directors of a private trust company located in Wyoming and a private consulting company located in California. Mr. Ewing also serves on an advisory board to the Gatton College of Business & Economics at the University of Kentucky. Mr. Ewing is a graduate of the University of Kentucky.

As a former partner with a respected public accounting firm, Mr. Ewing brings to our Board and to his role as chairman of our audit committee substantial experience with complex accounting and reporting issues, SEC filings and corporate transactions. Mr. Ewing’s experience in these areas has allowed him to become, as the chairman of our audit committee, a strong financial leader.

Alan B. Offenberg has served as a director and chief executive officer of the Company since February 2011. Mr. Offenberg has also been a partner of our Manager and its predecessor since 1998. Previously, Mr. Offenberg was with Trigen Energy, Creditanstalt- Bankverein and GE Capital. Mr. Offenberg currently serves as a director for all of our subsidiary companies other than Fresh Hemp Foods Ltd. Mr. Offenberg serves as the chairman of our Clean Earth, Inc. subsidiary. Mr. Offenberg is a graduate of Tulane University and the Northeastern University Graduate School of Business.
Mr. Offenberg brings extensive experience in management, private equity and operating finance to our Board. Mr. Offenberg’s knowledge and experience of the Company, as well as the Company’s subsidiaries, provides the Board with an intricate understanding of the Company’s business, history and organization that is critical to the overall functioning of the Board.

Recommendation of the Board

Our Board recommends that you vote FOR the election of Messrs. Edwards and Lazarus to our Board as Class I directors for a term ending at our 2019 Annual Meeting.

PROPOSAL 2: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules.
Our compensation policy is designed to enable us to attract, motivate, reward and retain the management talent required to achieve our objectives, and thereby increase shareholder value. Please see the section titled “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis” and the related compensation tables below for additional details about our executive compensation policy, including information about the fiscal year 2015 compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We believe our overall compensation policy accomplishes our compensation goals of attracting and retaining a qualified and talented chief financial officer. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our Board. Our Board and our compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the results of the vote in future compensation deliberations and evaluate whether any actions are necessary to address shareholder concerns.

The Company will include a proposal seeking shareholder approval, on an advisory basis, of the compensation of our named executive officers in the proxy statement every year until the annual meeting of shareholders in 2017. In 2017, the Company will include a proposal seeking shareholder approval, on an advisory basis, of the frequency at which the Company shall seek shareholder approval, on an advisory basis, of the compensation of the named executive officers.

Recommendation of the Board
Our Board recommends that you vote FOR the resolution approving the compensation of our executive officer as disclosed in this proxy statement.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Our Board has recommended and asks that you ratify the selection of Grant Thornton LLP as independent auditor for the Company and the Trust for the fiscal year ending December 31, 2016. You would be so acting based on the recommendation of our audit committee.
Grant Thornton LLP was appointed by our audit committee to audit the annual financial statements of the Company and the Trust for the fiscal years ended December 31, 2015 and December 31, 2014. Based on its past performance during these audits, the audit committee of the Board has selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements and internal control over financial reporting for 2016. Grant Thornton LLP is a registered public accounting firm. Information regarding Grant Thornton LLP can be found at: www.grantthornton.com.
The affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP. If you do not ratify the selection of Grant Thornton LLP, our Board will reconsider its selection of Grant Thornton LLP and may, in its sole discretion, make a new proposal for independent auditor.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.
Fees
The chart below sets forth the total amount billed to us by Grant Thornton LLP for services performed for fiscal years 2015 and 2014, respectively, and breaks down these amounts by category of service:

	2015	2014
Audit Fees (1)	$4,317,588	$4,457,420
Audit-Related Fees (2)	6,240	334,795
Tax Fees (3)	91,381	104,910
Total	$4,415,209	$4,897,125

(1) “Audit Fees” are fees billed by Grant Thornton LLP for professional services for the audit of our consolidated financial statements included in our annual reports on Form 10-K and for the review of financial statements included in our quarterly reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2) “Audit-Related Fees” are fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The 2015 fees were rendered for diligence efforts associated with our disposition of CamelBak Products, LLC. The 2014 fees were rendered for diligence efforts associated with our acquisition of Clean Earth Holdings, Inc. and an unsuccessful acquisition.

(3) “Tax fees” are fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, advice and planning.

Pre-Approval Policies and Procedures

The audit committee has established policies and procedures for its appraisal and approval of audit and non-audit services. The audit committee has also delegated to the chairman of the committee the authority to approve additional audit and non-audit services and, subject to compliance with all applicable independence requirements, to approve the engagement of additional accounting firms to provide such services. While all other audit-related, tax and other fees may be approved by the audit committee prospectively, the audit committee or its chairman has pre-approved all of the services provided by Grant Thornton LLP since its engagement.

In making its recommendation to ratify the selection of Grant Thornton LLP as independent auditor for the fiscal year ending December 31, 2016, the audit committee has considered whether the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services do not interfere with Grant Thornton LLP’s independence.

Recommendation of the Board

Our Board recommends that, based on the recommendation of the audit committee, you vote FOR the ratification of the selection of Grant Thornton LLP to serve as independent auditor for the Company and the Trust for the fiscal year ending December 31, 2016.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND COMMITTEES
Certain Information Regarding our Directors and Executive Officers
The name and age of each director, nominee and executive officer and the positions held by each of them as of March 31, 2016 are as follows:

Director	Age	Serving as Officer or Director Since	Position
C. Sean Day	66	2006	Chairman/ Class III Director
Gordon M. Burns	64	2008	Class II Director
Harold S. Edwards	50	2006	Class I Director
D. Eugene Ewing	67	2006	Class III Director
Mark H. Lazarus	52	2006	Class I Director
Alan B. Offenberg	48	2011	Director, Chief Executive Officer
James J. Bottiglieri	60	2005	Class II Director
Ryan J. Faulkingham	39	2013	Chief Financial Officer

Ryan J. Faulkingham has served as chief financial officer and co-compliance officer of the Company since November 2013. Mr. Faulkingham joined the Company in 2008 and previously was the Company's Director of Financial Reporting. Prior to joining us in 2008, Mr. Faulkingham served as a Vice President at Merrill Lynch & Co., a financial management and advisory company, where he prepared regulatory filings, performed technical accounting research and implemented policies to ensure compliance with internal control standards. From 2003 to 2006, he served as Manager, Accounting and External Reporting at WebMD Health Corp., a medical information company, serving as a key contributor to the company’s 2005 initial public offering and lead finance member for numerous mergers and acquisitions. Mr. Faulkingham began his career in public accounting at Arthur Anderson and later at KPMG, both accounting firms. He received a BS in Accounting from Lehigh University and an MBA from Fordham University. Mr. Faulkingham serves as an observer to the boards of directors of all of our subsidiary companies.

Board Leadership Structure and Role of Risk Oversight

Generally. The LLC Agreement provides that the chairman is elected by a majority of the Board and must also be a member of the Board. The chairman is not required to be an employee of the Company. Likewise, the LLC Agreement provides that the chief executive officer is elected by the Board. Although there is no requirement that the chief executive officer and the chairman be separate positions, the Board has currently chosen to separate the chief executive officer and chairman positions. The Board believes the current separation of these roles helps to ensure good Board governance and fosters independent oversight to protect the long-term interests of the Company’s private and institutional shareholders. In addition, the Board believes this separation is presently appropriate as it allows our chief executive officer to focus primarily on leading the Company’s day-to-day business and affairs while the chairman can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance and shareholder matters.

Risk Oversight. The Company's Board has overall responsibility for risk oversight. The Company's general counsel presents and the Board assesses, at least annually, the critical risks associated with the businesses of the Company and each of its subsidiaries. The Board also performs a majority of its role in risk oversight through the audit committee. The audit committee charter provides that the audit committee shall assist the Board in fulfilling its oversight responsibility relating to the evaluation of enterprise risk issues. In addition, the audit committee, pursuant to its charter, discusses with management, counsel, the vice president of internal audit and internal audit service providers, as the case may be, and the independent auditors, the Company’s major risk exposures (whether financial, operational or both) and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Company’s internal audit department supervises the day-to-day risk management responsibilities of the Company and reports directly to the audit committee, which is comprised solely of independent directors. In addition, during each quarterly meeting of the audit committee, the members of the audit committee meet with the Company’s vice president of internal audit and independent auditors, in each case, without management present, to discuss the specific areas of risk identified during the quarter, if any. The audit committee is authorized to utilize outside lawyers, internal staff, independent experts and other consultants to assist and advise the committee in connection with its responsibilities, including the evaluation of the Company’s major risk exposures. The Company’s management team, including

Company counsel, regularly evaluates the risks inherent to the businesses of the Company’s subsidiaries and reports the results of such evaluations to the full Board for consideration at least annually and more frequently if the particular facts and circumstances dictate. The Board believes that the foregoing processes for overseeing risk ensures that independent directors are aware of the Company’s major risk exposures.

Board Meetings and Committees

Our Board met nine times during 2015. All directors attended at least 75% of the combined Board and committee meetings on which they served in 2015. Although we have no formal policy regarding director attendance at the annual meeting of the shareholders, directors are encouraged to attend. Six of the Company's seven directors attended the 2015 Annual Meeting.
The LLC Agreement gives our Board the authority to delegate its powers to committees appointed by the Board. All of our standing committees are composed solely of independent directors, as defined by the applicable NYSE committee membership independence standards. Our committees are required to conduct meetings and take action in accordance with the directions of the Board, the provisions of our LLC Agreement and the terms of the respective committee charters. We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee may not delegate any of its authority to subcommittees unless otherwise authorized by the Board. Copies of all committee charters are available on our website at www.compassdiversifiedholdings.com, and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the Company or the Trust makes with the SEC.

Audit Committee. The audit committee is comprised entirely of independent directors who meet the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The audit committee is responsible for, among other things:

●	retaining and overseeing our independent accountants;
●
assisting the Board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

●	reviewing and approving the plan and scope of the internal and external audit;
●	pre-approving any audit and non-audit services provided by our independent auditors;
●	approving the fees to be paid to our independent auditors;
●	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;
●	reviewing and approving the calculation of the profit allocation payments made to the Allocation Member;
●	preparing the audit committee report to be filed with the SEC;
●	reviewing hedging transactions; and
●	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Messrs. Edwards, Ewing and Burns serve on our audit committee, and the Board has determined that Mr. Ewing qualifies as an audit committee financial expert, as defined by the SEC. The audit committee met six times during 2015.

Compensation Committee. The compensation committee is comprised entirely of independent directors who meet the compensation committee independence requirements of the NYSE. In accordance with the compensation committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include:

●	reviewing our Manager’s performance of its obligations under the Management Services Agreement;
●
reviewing the remuneration of our Manager and approving the remuneration paid to our Manager as reimbursement for the compensation paid by our Manager to our chief financial officer and the chief financial officer’s staff;

●	determining the compensation of our independent directors;
●	granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals; and
●	making recommendations to the Board regarding equity-based and incentive compensation plans, policies and programs.

Neither the compensation committee nor management has engaged compensation consultants to provide advice with respect to the form or amount of director compensation. In early 2016, the compensation committee conducted a survey of the director compensation practices of other companies that it considered reasonably comparable to the Company. The compensation committee targets cash and equity compensation for the Company’s directors at the average of the peer group. The committee also considered the time commitment, responsibilities and related burdens of Board service over the Company’s history. Based upon the compensation committee’s review, the committee recommended to the full Board that the annual compensation paid to non-management directors be increased by $5,000 and the annual compensation paid to the Chairman would not be increased. The full Board ratified the compensation committee’s recommendation on February 17, 2016. The increases in compensation became effective as of January 1, 2016. The Company’s Manager is responsible for establishing the form and amount of compensation paid to our chief financial officer and his staff by our Manager. The Company’s Compensation Committee is responsible for approving the remuneration paid to our Manager as reimbursement for the compensation paid by our Manager to our chief financial officer and the chief financial officer’s staff. Mr. Offenberg, our chief executive officer, in his capacity as a member of our Manager, participates in the establishment of the form and amount of compensation paid to our chief financial officer and his staff by our Manager.

Messrs. Edwards, Ewing and Lazarus serve on our compensation committee. The compensation committee met two times during 2015.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

●	recommending the number of directors to comprise the Board;
●
identifying and evaluating individuals qualified to become members of the Board, other than our Manager’s appointed director and his or her alternate, and soliciting recommendations for director nominees from the chairman and chief executive officer of the Company;

●	recommending to the Board the director nominees for each annual shareholders’ meeting, other than our Manager’s appointed director;
●	recommending to the Board the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s appointed director;
●	reviewing independent director compensation and Board processes, self-evaluations and policies;
●	overseeing compliance with our code of ethics and conduct by our officers and directors; and
●	monitoring developments in the law and practice of corporate governance.

Messrs. Burns, Edwards, and Lazarus serve on our nominating and corporate governance committee. The nominating and corporate governance committee met two times during 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are, or have been, an officer or employee of the Company. During 2015, no member of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves on a board of directors or compensation committee of a company that has an executive officer serving on our Board or compensation committee.

Executive Sessions of our Board

Our corporate governance guidelines provide that the non-management directors will meet without management directors in regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. The independent directors meet in executive session at least quarterly. In accordance with our corporate governance guidelines, the chairman of the Board, audit committee, nominating and corporate governance committee or compensation committee will preside at these executive sessions of the non-management directors and independent directors as determined by the non-executive directors based upon the subject matter to be discussed. Mr. Day presided, and continues to preside, over sessions of the non-management and independent directors. Our non-management directors met four times during 2015.

Nominations of Directors

As provided in its charter, the nominating and corporate governance committee will identify and recommend to the Board nominees for election or re-election to the Board. In addition, the committee may review candidates for the Board recommended by executive search firms, the Company’s management and other members of the Board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the following criteria and as discussed in “Shareholder Nominations of Directors” below.

The nominating and corporate governance committee, in making its recommendations regarding Board nominees, may consider some or all of the following factors, among others:

●	the candidate’s judgment, skill, and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;
●	the relationship of the candidate’s experience to the experience of other Board members;
●	the extent to which the candidate would be a valuable addition to the Board and any committees thereof;
●	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with the Manager or the Company’s management; and
●
the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industries in which the Company operates.

In recommending candidates for election as directors, the nominating and corporate governance committee will also take into consideration the need for the Board to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws, and at least three directors that are independent under these requirements and are not appointed by the Allocation Member pursuant to the terms of the LLC Agreement or otherwise affiliated with our Manager.

In addition, the nominating and corporate governance committee will recommend candidates for election as directors based on the following criteria and qualifications:

●	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the Board in its business judgment.
●
Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

●
Commitment to our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation and shall be in agreement with our values as embodied in our code of ethics.

●	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our Company.
●
Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to the Board and any committees thereof and that shall complement the skills and talents of our existing directors.

●	Reputation and Integrity. Such person shall be of high repute and integrity.

Neither the nominating and corporate governance committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director nominees; however, diversity is one of the criteria evaluated by the nominating and corporate governance committee when selecting Board nominees and re-electing Board members. The nominating and corporate governance committee seeks and recommends candidates for election or re-election with differences of viewpoint, professional experience, education, skill, background and other individual qualities. The nominating and corporate governance committee charter provides that the committee endeavor to solicit as director candidates individuals possessing skills and talents which would complement the skills and talents of the Company’s existing directors. In addition, before recommending that the Board nominate each new director candidate or re-nominate each incumbent director, the nominating and corporate governance committee assesses to what extent such individual’s contributions will enhance the effectiveness of the Board and its committees given its overall current composition. Each year, the Board assesses the effectiveness of its diversity efforts, among other items, during its annual self-evaluation process. The nominating and corporate governance committee assesses annually the composition of the Board and each long standing committee. Under the Company’s corporate governance guidelines, directors must inform the chairman of the Board and the chairman of the nominating and corporate governance committee in advance of accepting an invitation to serve on another public company board or any committee thereof.

Shareholder Nominations of Directors

To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, Attention: Investor Relations. In order for a notice to be timely, it must be delivered to our Secretary at the principal executive office described in the preceding sentence not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust.

When directors other than the Manager’s appointed director are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both the date of the shareholder’s notice of nomination and the record date relating to the meeting.

The shareholder submitting the recommendation must submit:

●	the shareholder’s name and address as they appear on the share register of the Trust, as well as the name and address of the beneficial owner, if any, on whose behalf the nomination is made;
●	the number of shares of Trust stock which are owned beneficially and of record by such shareholder and such
●	a description of all arrangements or understandings between the shareholder and each nominee and any other person or

In addition, any such notice from a shareholder recommending a director nominee must include the following information:

●	the candidate’s name, age, business address and residence address;
●	the candidate’s principal occupation or employment;
●	the number of shares of Trust stock that are beneficially owned by the candidate;
●	a copy of the candidate’s resume;
●	a written consent from the candidate to being named in the proxy statement as a nominee and to serving as director, if elected; and
●
any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for election of directors under the federal securities laws, including Regulation 14A of the Exchange Act.

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our nominating and corporate governance committee to determine the eligibility of the proposed nominee to serve as a director.

Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the nominating and corporate governance committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of the Board.

DIRECTOR COMPENSATION

For fiscal year 2015, our non-management directors each received annual cash retainers of $77,000, or $117,000 if serving as the chairman of the Board, payable in equal quarterly installments, as well as an annual retainer for service as a committee chairman, as described below. For fiscal year 2016, our non-management directors will receive annual cash retainers of $77,000, or $117,000 if serving as the chairman of the Board, payable in equal quarterly installments and an annual retainer for service as a committee chairman. Directors will not receive compensation for attendance at committee meetings. Directors (including the chairman) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for any expenses reasonably incurred in their capacity as directors. The Company also reimburses directors for all reasonable and authorized business expenses related to service to the Company by the directors in accordance with the policies of the Company as in effect from time to time.

Messrs. Day, Edwards, Ewing and Lazarus have been independent directors since the closing of our initial public offering in May 2006. Mr. Burns has been an independent director since his election as a director at the 2008 Annual Meeting.

The chairperson of the audit committee, nominating and corporate governance committee and compensation committee also receives an annual cash retainer of $20,000, $5,000 and $5,000, respectively, payable in equal quarterly installments.

Our non-management directors also receive, on or around January 1 of each year, in respect of their service for the prior fiscal year, $77,000, or $97,000 if serving as the Company’s chairman, which is encouraged to be used to purchase shares of Trust Stock. Consequently, each non-management director receives that number of shares of Trust stock that can be purchased with $77,000 or $97,000, as applicable, at the market price on the date of purchase. For fiscal year 2016 the amount paid to non-management directors was increased to $82,000 while the amount paid to the Company’s chairman remained the same.
The following table provides compensation paid or accrued by us to our non-management directors in 2015:

	Fees Earned or Paid in Cash	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All other Compensation
Name	($)	($)		($)	($)	($)	($)	Total
C. Sean Day	$117,000	$97,000	(1)	$—	$—	$—	$—	$214,000
James J. Bottiglieri	77,000	77,000	(1)	—	—	—	—	$154,000
Gordon M. Burns	77,000	77,000	(1)	—	—	—	—	$154,000
Harold S. Edwards	82,000	77,000	(1)	—	—	—	—	$159,000
D. Eugene Ewing	97,000	77,000	(1)	—	—	—	—	$174,000
Mark H. Lazarus	82,000	77,000	(1)	—	—	—	—	$159,000
Totals	$532,000	$482,000		$—	$—	$—	$—	$1,014,000

(1) Represents 6,042 fully vested shares for C. Sean Day and 4,795 fully vested shares for each other director pursuant to the annual award described above. These shares were purchased by the directors on January 4, 2016.

(2) The Company does not have any stock option, non-equity incentive or deferred compensation arrangements for any of its directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
We entered into the Sixth Amended and Restated Management Services Agreement, which we refer to as the Management Services Agreement with Compass Group Management LLC, which we refer to as our Manager, as of September 30, 2014. The Management Services Agreement defines our Manager’s duties and responsibilities and is subject to the oversight and supervision of our Board. Our Manager is responsible for the conduct of the Company’s day-to-day business and affairs and is entitled to receive a management fee for the provision of its services. The current executive officers, Messrs. Offenberg and Faulkingham, are employed by our Manager and are seconded to the Company, which means that they have been assigned by our Manager to work for the Company during the term of the Management Services Agreement between us and our Manager. The Company does not have any other executive officers. Our Manager determines and pays the compensation of these officers who we refer to as the "named executives," subject to the reimbursement described below.

Overview of our Executive Compensation
We do not pay any compensation to our executive officers seconded to us by our Manager. Our Manager is responsible for the payment of compensation to the executive officers seconded to us. We do not reimburse our Manager for the compensation paid to our chief executive officer, Alan B. Offenberg. We do, however, pay our Manager a quarterly management fee and our Manager uses the proceeds from the management fee, in part, to pay distributions to Mr. Offenberg in respect of his ownership interest in our Manager. The Company has the right to require the Manager to replace Mr. Offenberg as the Company's chief executive officer, subject to the terms of the Management Services Agreement with our Manager.
Pursuant to the Management Services Agreement with our Manager, we reimburse our Manager for the compensation paid to our chief financial officer, Ryan J. Faulkingham. Such reimbursement is approved by the Company’s compensation committee. The terms and conditions of Mr. Faulkingham’s employment are governed by an employment agreement between Mr. Faulkingham and our Manager. A description of Mr. Faulkingham’s compensation is set forth below. The Company’s Board and Compensation Committee oversee the calculation and payment of the management fee.

The discussion that follows relates to the compensation policies and philosophy for Mr. Faulkingham only, as the compensation distributions paid to the Company’s chief executive officer are not reimbursed by the Company.

Elements of Our Executive Compensation and How Each Relates to Our Overall Compensation Objectives
Mr. Faulkingham’s employment agreement provides that his annual compensation is to be paid through a combination of a base salary and an annual cash bonus. Both elements are designed to be competitive with comparable employers in our industry and intended to provide incentives and reward Mr. Faulkingham for his contributions to the Company.

Objectives of Our Executive Compensation and What it is Designed to Reward
The primary objective of the aforementioned elements of our executive compensation is to attract and retain a qualified and talented individual to serve as chief financial officer. Through payment of a competitive base salary, we recognize particularly the experience, skills, knowledge and responsibilities required of the chief financial officer position. An annual cash bonus is designed to reward our chief financial officer’s individual performance during the year and can therefore be variable from year to year.

How We Determine the Amount of Each Element of Executive Compensation for our Chief Financial Officer
To determine the amount of our chief financial officer’s compensation, we consider competitive market practices by reviewing publicly available information across our industry and related industries. We do not use compensation consultants at this time. When establishing Mr. Faulkingham's 2015 base salary, the compensation committee and management considered a number of factors including: his seniority, the functional role of his position, the level of his responsibility, the ability to replace him and his base salary during the prior year. The compensation committee also considered the most recent advisory vote on executive compensation, which overwhelmingly approved the compensation of our named executive officers, and whether such compensation continues to achieve the objective of appropriately rewarding our chief financial officer for his contributions to our business, including its growth and profitability.
Our chief financial officer’s compensation is reviewed on an annual basis. Factors considered in determining increases to our chief financial officer salary level are: the employment market for chief financial officers of public entities comparable to the Company in size and industry, the breadth and scope of the responsibilities of the chief financial officer within our organization, his performance in prior years (as assessed by our compensation committee in accordance with the factors as outlined below) and the retention of our chief financial officer. We expect the salary of our current chief financial officer, Mr. Faulkingham, to increase annually with adjustments largely reflecting additional responsibilities assumed, growth of the Company and the related increase in the complexity of the position of chief financial officer within our organization, to appropriately reward Mr. Faulkingham for his contributions to our growth and profitability, thereby retaining his services and to compensate for cost of living increases.
The annual cash bonus element of our executive compensation policy is determined on a discretionary basis and is largely based upon the job performance of our chief financial officer in completing his responsibilities. In determining the amount of Mr. Faulkingham’s annual cash bonus, our compensation committee assesses his performance in respect of: (i) the nature and quality of the internal and financial reporting controls; (ii) management of the Company’s financial accounting staff; (iii) the performance of the Company’s financial accounting function and its ability to perform assigned tasks on a timely basis; (iv) his and the financial accounting staff’s interactions with the Company’s outside independent auditors on the strength of the controls environment, the strength of the Company’s finance function generally and the level of cooperation received by such independent auditors in the conduct of the Company’s audit; (v) his and the financial accounting staff’s interaction with the management of the businesses in which the Company owns a controlling interest; and (vi) his lead role in capital raises and in investor relations. Our chief financial officer’s bonus is not based upon the performance of the Company and is unrelated to the amount of his base salary.
Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation accrued for our named executive officers in each of 2015, 2014 and 2013 and should be read in conjunction with the Compensation Discussion and Analysis.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All other Compensation		Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
Alan B. Offenberg
Chief Executive Officer (1)	2015	—	—	—	—	—	—	—		—
	2014	—	—	—	—	—	—	—		—
	2013	—	—	—	—	—	—	—		—
Ryan J. Faulkingham
Chief Financial Officer (2)	2015	365,000	330,000	—	—	—	—	49,022	(3)	744,022
	2014	350,000	300,000	—	—	—	—	44,494	(3)	694,494
	2013	232,333	150,000	—	—	—	—	45,967	(3)	428,300
(1) Mr Alan B. Offenberg, who became our chief executive officer on February 16, 2011, was seconded to us by our Manager and does not receive compensation directly from us. We pay our Manager a quarterly management fee and Mr. Offenberg as a member of our Manager, received cash distributions from our Manager periodically after payment of all compensation and other expenses to our Manager’s employees. The amount of such distribution is derived by the Manager and is not within our control. We incurred approximately $22.5 million, $19.6 million and $15.5 million of management fees under the Management Services Agreement during each of 2015, 2014 and 2013, respectively, and approximately $3.8 million, $3.1 million and $3.2 million of offsetting management fees under our Offsetting Management Services Agreements during each of 2015, 2014 and 2013, respectively. See the Sections “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Contractual Arrangements with Related Parties - Management Services Agreement” and “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Contractual Arrangements with Related Parties - Offsetting Management Services Agreements” for additional information about the Management Services Agreement and our Offsetting Management Services Agreements. Mr. Offenberg did not receive a salary or other compensation from our Manager. Accordingly, no compensation information for Mr. Offenberg is reflected in the above compensation table.
(2) Mr. Offenberg and Mr. Faulkingham do not participate in any stock award, stock option, non-equity incentive or nonqualified deferred stock compensation plans.

(3) Includes the following payments paid on behalf of Mr. Faulkingham :

	Healthcare Contributions	Insurance Premiums	401-K Contributions	Total
Year	($)	($)	($)	($)
2015	25,401	2,421	21,200	49,022
2014	21,240	2,454	20,800	44,494
2013	23,352	2,215	20,400	45,967

Grants of Plan Based Awards
None of our named executives participate in or have account balances in any plan based award programs.

Employment Agreements

Employment Agreement with Ryan J. Faulkingham. During fiscal year 2013, our Manager entered into an employment agreement with Mr. Faulkingham. The Manager has seconded Mr. Faulkingham to the Company to act as its chief financial officer.

On February 17, 2016, the compensation committee considered and approved an increase in Mr. Faulkingham’s base salary from $365,000 to $380,000. Such increase in base salary became effective as of January 1, 2016. The Manager has the right to increase, but not decrease, Mr. Faulkingham’s base salary during the term of his employment agreement. The employment agreement with our Manager provides that Mr. Faulkingham is entitled to receive an annual bonus as determined in the sole judgment of our Manager, subject to ratification and approval of the reimbursement of such amount by the compensation committee of our Board. Pursuant to Mr. Faulkingham’s employment agreement, if Mr. Faulkingham terminates his employment for good reason, or if the Manager terminates his employment without proper cause, Mr. Faulkingham will be entitled to receive his base salary rate plus an amount equal to his bonus for the immediately preceding year. The employment agreement prohibits Mr. Faulkingham from soliciting any of the Manager’s or the Company’s employees for a period of two years after the termination of his employment. The employment agreement also requires that Mr. Faulkingham protect the Company’s confidential information.

Hedging Transactions

To prevent speculation or hedging of named executive officers' and directors' interests in our equity, the Compass Diversified Holdings, Compass Group Diversified Holdings LLC (Including Subsidiaries) and Compass Group Management LLC Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, which we refer to as our Insider Trading Policy, prohibits short sales, hedging transactions and short-term trading (unless pursuant to stock option exercises or other employee benefit plan acquisitions) of the Trust's stock, and the purchase or sale of options, puts, calls or any derivative security that has similar characteristics, by our named executives and directors.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of our named executives have ever held options to purchase interests in us or other awards with values based on the value of our interests.

Pension Benefits

None of our named executives participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control
The following summarizes potential payments payable to our executive officers upon termination of employment or a change in control.
Employment Agreement with Ryan J. Faulkingham. Pursuant to his employment agreement, if Mr. Faulkingham terminates his employment for good reason, or if the Manager terminates his employment without proper cause, Mr. Faulkingham will be entitled to receive a lump sum payment equal to his base salary rate plus an amount equal to his bonus for the immediately preceding year.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Trust stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Trust stock, each of our directors and executive officers, and our directors and executive officers as a group as of March 31, 2016, based on 54,300,000 shares issued and outstanding. All holders of shares of Trust stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of Trust stock. The voting rights attached to shares of Trust stock held by our directors, executive officers or major shareholders do not differ from those that attach to shares of Trust stock held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the shares, whether or not the shares are held for the individual’s benefit. The address for each director and executive officer is Sixty One Wilton Road, Second Floor, Westport, Connecticut, 06880.

Name and Address of Beneficial Owner	Shares of Trust Stock Representing Sole Voting and/ or Investment Power	Percent of Shares Outstanding
5% Beneficial Owner
CGI Maygar Holdings LLC (1)	7,931,000	14.6%
RBC Global Asset Management (U.S.) Inc. (2)	4,185,080	7.7%
City National Rochdale LLC	3,559,170	6.6%
Directors, Nominees and Executive Officers:
C. Sean Day (3)	590,549	1.1%
Alan B. Offenberg	262,535	*
James J. Bottiglieri	37,962	*
Harold S. Edwards	58,394	*
D. Eugene Ewing (4)	48,396	*
Mark H. Lazarus	34,867	*
Gordon M. Burns (5)	200,670	*
Ryan J. Faulkingham (6)	3,341	*
All Directors, Nominees and Executive Officers as a Group	1,236,714	2.3%

*	Less than 1%.
(1)
The mailing address for CGI Magyar Holdings LLC is Belvedere Building, 4th Floor, 69 Pitts Bay Road, Hamilton HM 08, Bermuda. Path Spirit Limited is the ultimate controlling person of CGI Magyar Holdings LLC. The mailing address for Path Spirit Limited is 10 Norwich Street, London, EC4A 1BD, United Kingdom.

(2)
The address for RBC Global Asset Management (U.S.) Inc. is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402. This information is based on a Schedule 13G filed by RBC Global Asset Management on February 4, 2015. RBC Global Asset Management has sole voting power over 1,960 shares and shared voting power over 2,149,276 shares.

(3)	407,944 of these shares are beneficially owned directly by Mr. Day and 176,563 additional shares are beneficially owned by Mr. Day through the Day Family 2007 Irrevocable Trust.
(4)	4,000 of these shares are beneficially owned by Mr. Ewing and directly owned by Mr. Ewing’s spouse.
(5)
83,869 of these shares are beneficially owned directly and indirectly by Mr. Burns, 12,987 of these shares are beneficially owned by Mr. Burns through the Talley Burns Executor Trust, 12,824 of these shares are beneficially owned by Mr. Burns through the Peter Burns Executor Trust, 80,000 of these shares are beneficially owned by Mr. Burns through the Gordon M. Burns 2009 Revocable Trust and 6,195 of these shares are beneficially owned by Mr. Burns through the Burns Family Trust.

(6)	787 of these shares are beneficially owned by Mr. Faulkingham and directly by Mr. Faulkingham’s spouse.

The following table sets forth certain information regarding the beneficial ownership of the Company’s two classes of equity interests.

	Number of Interests (1)	Percent of Class
Sostratus LLC
Allocation interests (2)	1,000	100%
Trust interests	—	—
Compass Diversified Holdings (3)
Allocation interests (2)	—	—
Trust interests	54,300,000	100%

(1)	Compass Group Diversified Holdings, LLC has two classes of equity interests: allocation interests and trust interests.
(2)
Mr. Offenberg, may be deemed to be the beneficial owner of 16% of the allocation interests. Mr. Bottiglieri was deemed to be the beneficial owner of approximately 5% of the allocation interests in that he indirectly shared in approximately 5% of the proceeds of the allocation interests prior to his resignation on November 30, 2013. Mr.Bottiglieri is entitled to continue to receive distributions on his allocation interests earned prior to his retirement. Mr. Day may be deemed to be the beneficial owner of 5% of the allocation interests in that he indirectly shares in 5% of the proceeds of the allocation interests. Mr. Faulkingham may be deemed to be the beneficial owner of approximately 2% of the allocation interests in that he indirectly shares in approximately 2% of the proceeds of the allocation interests.

(3)
Each beneficial interest in the Trust corresponds to one underlying trust interest of the Company. Unless the Trust is dissolved, it must remain the sole holder of 100% of the trust interests and at all times the Company will have outstanding the identical number of trust interests as the number of outstanding shares of stock of the Trust. As a result of the corresponding interests between shares and trust interests, each holder of shares identified in the table above relating to the Trust is deemed to beneficially own a correspondingly proportionate interest in the Company.

The following table sets forth certain information as of March 31, 2015, regarding the beneficial ownership by Mr. Day of equity interests in Advanced Circuits, Inc., one of our businesses.

Owner	Entity	Number of Shares (1)	Percent of Class
C. Sean Day	Compass AC Holdings, Inc. (sole shareholder of Advanced Circuits, Inc.), Series B Common Stock.	10,000	0.7%

(1)	Mr. Day is the direct owner of 6,480 shares of Series B Common Stock and Mr. Day’s children are the owners in the aggregate of 3,520 shares of Series B Common Stock.
Securities Authorized for Issuance under Equity Compensation Plans.
There are no securities currently authorized for issuance under an equity compensation plan.

AUDIT COMMITTEE REPORT

Our audit committee is composed of three independent directors, all of whom are financially literate. In addition, the Board has determined that Mr. Ewing, an independent director and the chairman of the audit committee, qualifies as an audit committee financial expert as defined by the SEC. The audit committee operates under a written charter, which reflects the NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the audit committee charter is available on the Company’s website at www.compassdiversifiedholdings.com.

The audit committee’s primary role is to assist the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of the consolidated financial statements and related disclosures, (2) compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance and (4) the performance of our internal audit and control functions.

The Company’s management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The audit committee monitors and oversees these processes.

The audit committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, the Manager, and the auditor regarding financial reporting), or attestation services. In addition, the audit committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. The audit committee’s charter also ensures that the independent auditor discusses with the audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The audit committee has reviewed and discussed with management and Grant Thornton LLP, the Company’s independent auditor, the audited financial statements as of and for the year ended December 31, 2015. The audit committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 16. In addition, the audit committee has received from the independent auditor its written report required by Public Company Accounting Oversight Board Rule 3526 (Auditor Independence) and has discussed its independence from the Company and its management. The audit committee also considered whether the non-audit services provided by Grant Thornton LLP to us during 2015 were compatible with its independence as auditor.

Based on these reviews and discussions, the audit committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Audit Committee

D. Eugene Ewing, Chairman
Harold S. Edwards
Gordon M. Burns

______________________________________________________________________________________________________
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Company’s 2016 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s proxy statement.

Members of the Compensation Committee

Harold S. Edwards, Chairman
D. Eugene Ewing
Mark H. Lazarus

______________________________________________________________________________________________________
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

Our Board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of the Board. Our corporate governance guidelines are available on our website at www.compassdiversifiedholdings.com and in print from us without charge upon request by writing to Investor Relations at Compass Group Diversified Holdings LLC, Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880.

We also have a code of ethics that sets forth our commitment to ethical business practices. Our code of ethics applies to our directors, officers and employees, including our chief executive officer and chief financial officer, and also applies to the officers and employees of our Manager involved in the oversight of the day-to-day operations of the Company and its subsidiaries. Our code of ethics is available on our website at www.compassdiversifiedholdings.com and in print from us without charge upon request by writing to Investor Relations at Compass Group Diversified Holdings LLC, Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880.

Communications with our Board

Communications to our Board, to non-management directors as a group or to any director individually may be made by writing to the following address:

Attention: [Board of Directors] [Board Member]
c/o Carrie W. Ryan, Secretary
Sixty One Wilton Road, Second Floor Westport, Connecticut 06880

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or to the chairman of our Board if addressed to the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Approval of Related Person Transactions

Our nominating and corporate governance committee, which is composed entirely of independent directors, is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following related parties have or will have a direct or indirect material interest:

•	our chief executive officer and/or chief financial officer;

•	our directors; and

•	other members of the management team involved in the oversight of the day-to-day operations of the Company and its subsidiaries.

Pursuant to the written terms of our code of ethics, any transaction required to be disclosed pursuant to Item 404 of Regulation S-K (“related party transactions”) must be brought to the attention of, and reviewed and approved for potential conflict of interest by, our nominating and corporate governance committee. The Company may not enter into or engage in any related party transaction with a related party without such approval. Additionally, all related party transactions are to be considered and conducted in a manner such that no preferential treatment is given to any such dealing of transactions. All related party transactions involving an acquisition from or sale to an affiliate of our Manager, including any entity managed by an affiliate of our Manager, must be submitted to the nominating and corporate governance committee for pre-approval. Details of related party transactions will be publicly disclosed as required by applicable law.

Relationships with Related Parties

Our Manager

Our Manager manages the day-to-day operations of the Company and oversees the management and operations of our subsidiary businesses. Our relationship with our Manager is governed principally by the Management Services Agreement.

While our Manager provides management services to the Company, our Manager is also permitted to provide services, including services similar to the management services provided to us, to other entities. In this respect, the Management Services Agreement and the obligation to provide management services does not create a mutually exclusive relationship between our Manager and the Company or our businesses. As such, our Manager, and our management team, will be permitted to engage in other business endeavors. Mr. Ryan Faulkingham, our chief financial officer, devotes a substantial portion of his time to our affairs.

Our Manager receives management fees, offsetting management fees, fees under any integration services agreements and expense reimbursements related to the foregoing, and uses such proceeds to pay the compensation, overhead, out-of-pocket and other expenses of our Manager, to satisfy its contractual obligations and otherwise distributes such proceeds to the members of our Manager, which includes Mr. Offenberg, our chief executive officer, in accordance with our Manager’s organizational documents.

Contractual Arrangements with Related Parties

Loan Agreements with each of our Subsidiaries

The Company is a party to a loan agreement with each of our subsidiaries pursuant to which the Company will make loans and financing commitments to each of our subsidiaries.

Management Services Agreement

The Company and our Manager are parties to the Management Services Agreement pursuant to which we pay our Manager a quarterly management fee equal to 0.5% (2.0% annualized) of the Company’s adjusted net assets as of the last day of each fiscal quarter in respect of the services performed by our Manager. The management fee paid to our Manager is required to be paid prior to the payment of any distributions to shareholders. The management fee is offset by fees paid to our Manager by our businesses under management services agreements that our Manager entered into with, or was assigned with respect to, our businesses, which we refer to as offsetting management services agreements. We incurred approximately $22.5 million of management fees under the Management Services Agreement during fiscal year 2015.

Offsetting Management Services Agreements

Our Manager has entered into and may, at any time in the future, enter into offsetting management services agreements directly with the businesses that we own relating to the performance by our Manager of offsetting management services for such businesses. All fees, if any, paid by the businesses that we own to our Manager pursuant to an offsetting management services agreement during any fiscal quarter offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by the Company to our Manager under the Management Services Agreement for such fiscal quarter. The Manager is a party to offsetting management services agreements with all of the Company’s subsidiaries. The offsetting management services agreement with Fox Factory Holding Corp. was terminated in 2013, concurrent with its initial public offering. Offsetting management fees were approximately $3.8 million during fiscal year 2015.

LLC Agreement

The Company has two types of equity interests: trust interests and allocation interests. The Trust is the sole owner of 100% of the trust interests of the Company. Pursuant to the LLC Agreement, the Trust owns an identical number of trust interests in the Company as exist for the number of outstanding shares of stock of the Trust. Sostratus LLC owns 100% of the Company's allocation interests. Certain members of our Manager, including Mr. Offenberg, own allocation interests in the Company through their ownership of Sostratus LLC. The holder of the allocation interests is referred to in the LLC Agreement as the Allocation Member. The LLC Agreement sets forth the Allocation Member's rights with respect to its profit allocation interest among other things.

The Company will pay a profit allocation with respect to its businesses to the Allocation Member upon the occurrence of certain events, if the Company’s profits with respect to a business exceed an annualized hurdle rate of 7%, which hurdle is tied to such business’s adjusted net assets (as defined in the LLC Agreement) relative to the sum of all of our subsidiaries’ adjusted net assets. The calculation of profit allocation with respect to a particular business will be based on:

•	such business’s contribution-based profit, which generally will be equal to such business’s aggregate contribution to the Company’s profit during the period such business is owned by the Company; and

•	the Company’s cumulative gains and losses to date.

Generally, a profit allocation will be paid in the event that the amount of profit allocation exceeds the annualized hurdle rate of 7% in the following manner: (i) 100% of the amount of profit allocation in excess of the hurdle rate of 7% but that is less than the hurdle rate of 8.75%, which amount is intended to provide the Allocation Member with an overall profit allocation of 20% once the hurdle rate of 7% has been surpassed; and (ii) 20% of the amount of profit allocation in excess of the hurdle rate of 8.75%. The Company's audit committee, which is comprised solely of independent directors, approves the calculation of any profit allocation payment to be made to the Allocation Member.

The Company paid a net amount of approximately $14.6 million in November of 2015 for the profit allocation due for the sale of Camelbak Products, LLC, which we refer to as Camelbak, and American Furniture Manufacturing, Inc., which we refer to as American Furniture. The Company paid approximately $3.1 million in November of 2015 for the five year Holding Event of Ergo Baby Holding Corporation, which we refer to as Ergo. The Company paid approximately $11.9 million in September of 2014 related to Fox Factory Holding Corp’s secondary offering. The Company paid approximately $5.6 million in June of 2013 for the five year holding event of Fox Factory Holding Corp. and $16.0 million in November of 2013 related to Fox Factory Holding Corp.'s initial public offering.

Services Agreement

The Company entered into an agreement to provide transition support to Fox Factory Holding Corp. and its subsidiaries in the form of Internal Audit services for a one year period through March 31, 2016. The approximate value of the agreement is $150,000. The Company owns a non-controlling interest of approximately 33% in Fox Factory Holding Corp. which is accounted for as an equity investment. The Chairman of Fox Factory Holding Corp.’s Board of Directors is also our assistant secretary and services as the managing member of our Manager

Integration Services Agreements

Our Manager acts as an advisor to the Company during acquisitions. In the first year of an acquired businesses’ ownership, our Manager will provide integration services to the new company. Integration services include reviewing, evaluating and otherwise familiarizing itself with the business, operations, properties, financial condition and prospects; familiarizing the management team with the Company’s periodic reporting, corporate governance and Sarbanes Oxley Act of 2002 ("SOX") obligations; reviewing the policies and procedures and, where appropriate, aligning such policies and procedures with other of the Company’s subsidiaries; and assisting in establishing a new board of directors, including identifying and engaging outside and independent director resources, if appropriate. During 2015, the Company acquired Fresh Hemp Foods LTD., our Manager acted as an advisor in the acquisition and will receive integration services fees of approximately $1.0 million which is payable quarterly, over a twelve month period, as services are rendered beginning on September 30, 2015. During 2014, the Company acquired Clean Earth Holdings, Inc. and Candle Lamp Company, LLC, our Manager acted as an advisor in both acquisitions and received integration services fees of approximately $4.0 million which were payable quarterly, over a twelve month period, as services were rendered through September 30, 2015.

Sale of Fox Factory Holding Corp. Common Stock

Pursuant to a shelf registration statement on Form S-3 filed with the SEC, the Company, along with certain other selling stockholders, may sell its Fox Factory Holding Corp. common stock in secondary public offerings.

On March 11, 2016, the Company entered into an Underwriting Agreement (the "Underwriting Agreement") among Jefferies LLC, as underwriter; Fox Factory Holding Corp.; and the Company and Robert C. Fox, Jr., each as selling stockholders. Pursuant to the Underwriting Agreement, the Company sold, in an underwritten public offering, 2,500,000 shares its Fox Factory Holding Corp. common stock. The offering closed on March 16, 2016. We received net proceeds of $39,737,500. Fox Factory Holding Corp. did not receive any proceeds from the sale.

On March 9, 2016, the Company also entered into a Stock Repurchase Agreement (the "Repurchase Agreement") with Fox Factory Holding Corp. Pursuant to the Repurchase Agreement, and subject to certain terms and conditions, Fox Factory Holding Corp. agreed to repurchase 500,000 shares of its common stock held by Company at a price of $15.895 per share (the "Repurchase"). The Repurchase was a private, non-underwritten transaction and closed concurrently with the closing of the underwritten offering described above. The Company received net proceeds of $7,947,500 after payment of expenses related to the Repurchase. Fox Factory Holding Corp. did not receive any proceeds in connection with the Repurchase.

Other Related Party Transactions

The son-in-law of our chairman has been a vice president at Fox Factory Holding Corp. since January of 2014. The Company owns a non-controlling interest of approximately 33% in Fox Factory Holding Corp. which is accounted for as an equity investment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent of our Trust stock, to file initial reports of ownership and reports of changes in ownership of our Trust stock and our other equity securities with the SEC. As a practical matter, we assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based upon this assistance, as well as upon our review of copies of reports filed pursuant to Section 16(a) of the Exchange Act, we believe that all filings required to be made were timely made in accordance with the requirements of the Exchange Act in 2015.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 16, 2016. In order to be included in Company-sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders. No other business (other than matters included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the annual meeting unless a shareholder gives timely notice of the proposal in writing to the Secretary. To be timely, a shareholder’s notice is required to be delivered to the Secretary not less than 120 days and no more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Shareholder proposals should be sent to the Secretary at Compass Group Diversified Holdings LLC, Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, Attention: Investor Relations. See page 13 for a discussion of shareholders’ ability to nominate directors

DIRECTIONS TO THE 2015 ANNUAL MEETING
From Manhattan: From I-278 E travel about 5 miles. Merge onto I-95 N. Entering Connecticut, take exit 19 for Center Street toward Southport. Merge onto Rennell Drive. Slight right at Old Post Road, and the hotel will be on the right.
From New Haven: From I-95 travel South towards NYC. Take exit 19 for US Route 1/Southport. Merge onto Pease Avenue. Continue onto Jelliff Lane. Turn Left at Old Post Road. Hotel will be on the right.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, are available to shareholders free of charge on our website at www.compassdiversifiedholdings.com under the caption “Investor Relations - SEC Filings” or by writing to us at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, Attention: Investor Relations. Alternatively, a copy of our annual report will also be available to shareholders free of charge on a website maintained by Broadridge Financial Solutions, Inc. and may be viewed at http://materials.proxyvote.com/20451Q.

OTHER MATTERS
We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will, at their discretion and in accordance with their best judgment, vote upon such proposal.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive a separate set of these proxy materials, or if you wish to receive separate copies of future notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

VOTE BY INTERNET - www.proxyvote.com
COMPASS DIVERSIFIED HOLDINGS 61 WILTON ROAD, 2ND FLOOR WESTPORT, CT 06880
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M73287-P45354 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPASS DIVERSIFIED HOLDINGS		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND A VOTE "FOR" PROPOSALS 2 AND 3.		☐	☐	☐

1.	To elect as directors all nominees listed (except as marked to the contrary above):

1) Harold S. Edwards
2) Mark H. Lazarus
						For	Against	Abstain
2.	To approve, by non-binding vote, the compensation of our executive officers as disclosed in the Proxy Statement.					☐	☐	☐
3.	To ratify the appointment of Grant Thornton LLP as independent auditor for the fiscal year ending December 31, 2016.					☐	☐	☐
						☐	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's title.

	Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be
Held on May 25, 2016:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy
COMPASS DIVERSIFIED HOLDINGS
Annual Meeting of Shareholders on May 25, 2016 at 9:00 AM
This proxy is solicited by the Board of Directors

    The undersigned hereby appoints Alan B. Offenberg and Ryan J. Faulkingham, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Trust stock of Compass Diversified Holdings that the undersigned is entitled in any capacity to vote if personally present at the 2016 Annual Meeting of Shareholders to be held on May 25, 2016, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT. THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS RETURNED SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF COMPASS GROUP DIVERSIFIED HOLDINGS LLC.

Continued and to be signed on reverse side